Exhibit 99.1

PRESS RELEASE

Contact Information:

Robert E. Balletto, President/CEO

Georgetown Bancorp, Inc.

978-352-8600

rballetto@georgetownbank.com

GEORGETOWN BANCORP, INC.

ANNOUNCES STOCK REPURCHASE PROGRAM AND

INITIAL QUARTERLY CASH DIVIDEND

GEORGETOWN, MASSACHUSETTS, January 29, 2013 –

Georgetown Bancorp, Inc. (NASDAQ: GTWN) today announced that its Board of Directors has adopted a stock repurchase program.  Under the repurchase program, the Company may repurchase up to 79,247 shares of its common stock, or approximately 4.1% of the current outstanding shares.  The Company also announced that its Board of Directors declared an initial quarterly cash dividend of $0.04 per share of common stock.  The dividend will be paid on or about February 25, 2013, to stockholders of record as of the close of business on February 11, 2013.  This is the first cash dividend for the Company since the completion of its second-step conversion and related public stock offering on July 11, 2012.

Robert E. Balletto, President and Chief Executive Officer of the Company, stated that “we are pleased to announce our first stock repurchase program and the initiation of the payment of cash dividends to our stockholders.  Each of these actions represents our long-term commitment to enhancing stockholder value and we intend to continue paying a quarterly dividend in the future, assuming that our financial position continues to allow such payments.  The repurchase plan will offset some of the dilution to stockholders resulting from our existing equity incentive plan.”

Repurchases are expected to commence no sooner than February 5, 2013, which represents the termination of the Company’s regular quarterly trading blackout period. The Company expects to publicly release its results of operations for the year ended December 31, 2012 on or about January 31, 2013. This is consistent with the Company’s trading policies.

Although federal regulations generally prohibit a company from repurchasing its shares of common stock within one year following a mutual-to-stock conversion, there is an exception that permits a company to repurchase shares to fund an existing restricted stock plan, subject to the receipt of non-objection from the Board of Governors of the Federal Reserve System (the “FRB”).  The Company has received non-objection from the FRB with respect to the repurchase program, which is being used to fund grants of restricted stock under the Company’s existing 2009 Equity Incentive Plan.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank (the “Bank”). Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the final Prospectus filed in connection with our second-step conversion and Current Reports on Form 8-K.

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